Item 6. SELECTED FINANCIAL DATA

Years Ended August 31,
(In thousands, except per share data)

	2003	2002		2001	2000	1999
Statement of Operations Data
Revenue:
Manufacturing	$461,882	$295,074		$513,012	$528,240	$520,311
Leasing and services	70,443	72,250		80,986	91,189	98,225

	$532,325	$367,324		$593,998	$619,429	$618,536

Net earnings (loss)	$4,317	$(26,094	)(1)	$1,119	$14,354	$19,481	(2)

Basic earnings (loss) per common share	$.31	$(1.85)		$.08	$1.01	$1.37
Diluted earnings (loss) per common share	$.30	$(1.85)		$.08	$1.01	$1.36
Weighted average common shares outstanding:
Basic	14,138	14,121		14,151	14,227	14,254
Diluted	14,325	14,121		14,170	14,241	14,294
Cash dividends paid per share	$—	$.06		$.36	$.36	$.39	(3)
Balance Sheet Data
Cash and cash equivalents	$77,298	$67,596		$77,299	$12,908	$77,796
Inventories	$105,652	$96,173		$94,581	$127,484	$92,495
Leased equipment(4)	$181,162	$221,867		$253,702	$246,854	$236,410
Property, plant and equipment	$58,385	$58,613		$76,898	$77,628	$69,316
Total Assets	$538,948	$527,446		$606,180	$584,109	$550,716
Revolving notes	$21,317	$25,820		$32,986	$13,019	$3,783
Notes payable	$117,989	$144,131		$177,575	$159,363	$161,401
Subordinated debt	$20,921	$27,069		$37,491	$37,748	$37,788
Stockholders’ equity	$111,142	$103,139		$134,109	$141,615	$134,163

(1)	Includes $11.5 million (net of tax) of special charges related to a restructuring plan to reduce operating expenses, consolidate offices, and an impairment charge related to European railcar designs and patents.

(2)	Includes earnings of $1.1 million resulting from the resolution of certain matters on a leasing contract that began in 1990.

(3)	Includes regular dividend of $0.27 per common share and special dividend of $0.12 per common share.

(4)	Includes investment in direct finance leases and equipment on operating leases.

The Greenbrier Companies	2003 Financial Statements

Item 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Greenbrier currently operates in two primary business segments: manufacturing and leasing & services. The two business segments are operationally integrated. From operations in North America and Europe, the manufacturing segment produces double-stack intermodal railcars, conventional railcars, marine vessels and forged steel products and performs railcar repair, refurbishment and maintenance activities. The Company may also manufacture new freight cars through the use of unaffiliated subcontractors. The leasing & services segment owns 12,000 railcars and provides management services for approximately 115,000 railcars for railroads, shippers, carriers and other leasing and transportation companies.

     Railcars are generally manufactured under firm orders from third parties, and revenue is recognized when the cars are completed, accepted by the customer, and contractual contingencies removed. Greenbrier may also manufacture railcars prior to receipt of firm orders and build railcars for its own lease fleet. Railcars produced in a given period may be delivered in subsequent periods, delaying revenue recognition. Revenue does not include sales of new railcars to, or refurbishment services performed for, the leasing & services segment since intercompany transactions are eliminated in preparing the Consolidated Financial Statements. The margin generated from such sales or refurbishment activity is realized by the leasing & services segment over the related life of the asset or upon sale of the equipment to a third party.

Overview

     Total revenue was $532.3 million, $367.3 million and $594.0 million for the years ended August 31, 2003, 2002 and 2001. Net earnings for 2003 were $4.3 million, or $0.30 per diluted common share, while the 2002 loss was $26.1 million, or $1.85 per diluted common share and 2001 earnings were $1.1 million, or $0.08 per diluted common share.

Manufacturing Segment

     Manufacturing revenue includes new railcar, marine, forge, refurbishment and maintenance activities. New railcar delivery and backlog information disclosed herein includes all facilities, including the Mexico joint venture that is accounted for by the equity method and subcontracted production.

     Manufacturing revenue was $461.9 million, $295.1 million and $513.0 million for the years ended 2003, 2002 and 2001. Manufacturing revenue increased $166.8 million, or 56.5%, in 2003 from 2002 due to obtaining certification on certain railcars which were produced in a prior period, increased deliveries in response to improvements in the industry demand for railcars, slightly offset by a product mix with a lower unit sales value. Manufacturing revenue decreased $217.9 million, or 42.5%, in 2002 from 2001 due to fewer deliveries resulting from a cyclical downturn in the railcar market, delivery delays due to certification issues on certain car types and competitive pressure on prices. Deliveries of new railcars, which are the primary source of revenue, were approximately 6,500 in 2003, 4,100 in 2002 and 8,500 in 2001. Deliveries for 2003 exclude 600 units that have been delivered to and paid for by a customer for which revenue has been deferred pending removal of contractual contingencies.

     As of August 31, 2003, the backlog of new railcars to be manufactured for sale and was approximately 10,700 railcars with an estimated value of $580 million compared to 12,100 railcars valued at $630 million as of May 31, 2003. Backlog has increased significantly over the year as the railcar market began to recover. Backlog as of August 31, 2002 was 5,200 railcars with a value of $280 million.

     Manufacturing margin increased to 8.1% in 2003 from 5.8% in 2002 due to efficiencies associated with higher production rates and the impact of a favorable shift in product mix, lower depreciation and amortization, offset somewhat by costs related to production that was delayed due to an injunction associated with a patent litigation lawsuit. Results for 2002 were impacted by the closure of one plant for five months of the year. The effects of increased competition on selling prices, inefficiencies associated with slower production rates and the overhead associated with a plant that was temporarily shut down for five months of the year were the cause of the decline from 8.3% in 2001 to 5.8% in 2002. The factors influencing cost of revenue and gross margin in a given period

The Greenbrier Companies	2003 Financial Statements

include order size (which affects economies of plant utilization), production rates, product mix, changes in manufacturing costs, product pricing and currency exchange rates.

Leasing & Services Segment

     Leasing & services revenue was $70.4 million, $72.3 million and $81.0 million for the years ended 2003, 2002 and 2001. The decrease in leasing & services revenue is due to a number of factors including maturation of the direct finance lease portfolio, increased pressure on lease renewal rates and a reduction of gains on sale of equipment from the lease fleet, offset partially by reductions of accruals for rental assistance guarantees and increased utilization of the car hire lease fleet.

     A substantial portion of the owned equipment in the lease fleet was acquired through an agreement entered into in August 1990 with Southern Pacific Transportation Company, which has since merged with Union Pacific, to purchase and refurbish approximately 10,000 railcars between 1990 and 1997. The railcars were refurbished by Greenbrier or unaffiliated contract shops and placed on predominantly 10-year finance leases with Union Pacific, which contain a fixed price purchase option exercisable upon lease expiration. Union Pacific has exercised the purchase option on approximately 4,100 railcars through August 31, 2003 and has notified Greenbrier of their intention to exercise this option on all remaining railcars in this program. As these leases mature over the next five years, related leasing revenue will continue to decline. Revenue may be replaced by growth of the lease fleet and management services.

     A portion of leasing & services revenue is derived from “car hire” which is a fee that a railroad pays for the use of railcars owned by other railroads or third parties. Car hire earned by a railcar is usually made up of hourly and mileage components. Until 1992, the Interstate Commerce Commission directly regulated car hire rates by prescribing a formula for calculating these rates. Government regulation of car hire rates continues but the system of prescribed rates has been superseded by a system known as deprescription. January 1, 2003 ended a ten-year period used to phase in this new system.

     Deprescription is a system whereby railcar owners and users have the right to negotiate car hire rates. If the railcar owner and railcar user cannot come to an agreement on a car hire rate then either party has the right to call for arbitration. In arbitration either the owner’s or user’s rate is selected and that rate becomes effective for a one-year period. Substantially all railcars in the Greenbrier fleet are subject to deprescription.

     There is some risk that car hire rates could be negotiated or arbitrated to lower levels in the future. This could reduce future car hire revenue. Greenbrier earned car hire revenue of $24.3 million, $19.8 million and $19.6 million in 2003, 2002 and 2001.

     Leasing & services margin, as a percentage of revenue was 38.1% in 2003 consistent with 2002 margins. Margin was 46.5% in 2001. Margins have declined from 2001, as a result of the maturation of the direct finance lease portfolio and competitive and economic pressure on lease renewal rates, offset by changes in product mix as direct finance leases are replaced with operating leases and maintenance and management services.

     Pre-tax earnings realized on the disposition of leased equipment amounted to $0.5 million during 2003 compared to $0.9 million in 2002 and $1.4 million in 2001. Assets from Greenbrier’s lease fleet are periodically sold in the normal course of business in order to take advantage of market conditions, manage risk and maintain liquidity.

The Greenbrier Companies	2003 Financial Statements

Other costs

     Selling and administrative expense was $40.0 million, $39.1 million, and $49.5 million in 2003, 2002 and 2001. The $0.9 million increase from 2002 to 2003 is primarily the result of professional fees associated with strategic initiatives and litigation, partially offset by reduction of amortization as a result of the revaluation to fair market value of certain assets in Europe. The $10.4 million decrease from 2001 to 2002 is primarily due to cost reduction measures, including reductions in work force, consolidations of facilities, and elimination or reduction of non-essential costs.

     Interest expense was $13.6 million, $19.0 million, and $22.3 million in 2003, 2002 and 2001. Decreases were the result of lower outstanding debt balances due to scheduled repayments of debt.

     Special charges of $33.8 million pretax were incurred during 2002. The pre-tax costs included $3.0 million for severance costs associated with North American operations and legal and professional fees, $2.3 million associated with a restructuring plan to decrease operating expenses, consolidate offices and reduce the scale of European operations, a $14.8 million impairment write-down of European railcar designs and patents, and various European asset write-downs to fair market value totaling $13.7 million.

     Income tax expense or benefit for all periods presented represents an effective tax rate of 42.0% on United States operations and varying effective tax rates on foreign operations. The consolidated effective tax was 42.2% for 2003 and for 2002 and 2001 was 49.9% and 79.9%. The fluctuations in effective tax rates are due to the geographical mix of pre-tax earnings and losses.

     Equity in loss of the Mexican joint venture decreased $0.7 million for 2003 as compared to 2002 as a result of higher production levels and favorable exchange rates. The plant resumed deliveries in May 2003 after a shutdown that began in January 2002. Equity in loss of this joint venture increased $1.9 million for 2002 as compared to 2001 as a result of the shutdown of the plant for eight months of the year in response to reduced demand for railcars. The joint venture agreement provides that when certain conditions are met either party can request that the joint venture be dissolved. Based on the 2003 results of operations, conditions were met which allow either party to request dissolution of the joint venture. However, management believes it is not the current intent of either party to make such a request.

Liquidity and Capital Resources

     Greenbrier has been financed through cash generated from operations and borrowings. At August 31, 2003, cash increased $9.7 million to $77.3 million from $67.6 million at the prior year end.

     Cash provided by operations for the year ended August 31, 2003, increased to $28.3 million from $22.7 million for the same period in 2002. The increase is primarily due to changes in working capital to support increased production and a payment of participation partially offset by tax refunds received during the year.

     Cash provided by investing activities in 2003 of $17.9 million compared to $20.2 million in the prior year. The decrease was a result fewer additions to the lease fleet as the Company focused on the growth of management services, offset partially by reduced principal payments received under direct finance lease due to the maturation of the portfolio .

     Cash used in financing activities of $36.6 million in 2003 compared to $52.4 million in 2002. The decline was primarily due to lower scheduled repayments of borrowings. The Company repaid $40.2 million in term debt and subordinated debt in 2003 compared to $48.7 million in the prior year.

     All amounts originating in foreign currency have been translated at the August 31, 2003 exchange rate for the following discussion. Credit facilities aggregated $130.0 million as of August 31, 2003. Available borrowings under the credit facilities are principally based upon defined levels of receivables, inventory and leased equipment, which at August 31, 2003 levels would provide for maximum borrowing of $92.4 million. A $60.0 million revolving line of credit is available through January 2006 to provide working capital and interim financing of equipment for the leasing & services operations. A $35.0 million line of credit to be used for working capital is available through

The Greenbrier Companies	2003 Financial Statements

March 2006 for United States manufacturing operations. An $18.0 million line of credit is available through February 2004 for working capital for Canadian manufacturing operations. Lines of credit totaling $17.0 million are available principally through June 2004 for working capital for Polish manufacturing operations. Advances under the lines of credit bear interest at rates that vary depending on the type of borrowing and certain defined ratios. At August 31, 2003, there were no borrowings outstanding under the United States manufacturing and leasing & services lines, while the Canadian manufacturing line had $5.3 million outstanding and the European manufacturing line had $16.1 million outstanding.

     In accordance with customary business practices in Europe, the Company has $27.5 million in bank and third party performance, advance payment and warranty guarantee facilities, of which $26.0 million has been utilized as of August 31, 2003. To date no amounts have been drawn under these performance, advance payment and warranty guarantees.

     In 1990, an agreement was entered into for the purchase and refurbishment of over 10,000 used railcars. The agreement provides that, under certain conditions, the seller will receive a percentage of defined earnings of a subsidiary, and further defines the period when such payments are to be made. Such amounts, referred to as participation, are accrued when earned, charged to leasing & services cost of revenue, and unpaid amounts are included as participation in the Consolidated Balance Sheets. Participation expense was $2.7 million, $4.8 million and $6.8 million in 2003, 2002 and 2001. Payment of participation was $7.8 million in 2003 and is estimated to be $20.3 million in 2004, $15.9 million in 2005, $11.3 million in 2006, $8.7 million in 2007 and $3.8 million in 2008.

     The Company has entered into contingent rental assistance agreements, aggregating $18.2 million on certain railcars subject to leases that have been sold to third parties. These agreements guarantee the purchasers a minimum lease rental, subject to a maximum defined rental assistance amount, over periods that range from three to ten years. A liability is established and revenue is reduced in the period during which a determination can be made that it is probable that a rental shortfall will occur and the amount can be estimated. For the years ended August 31, 2003, 2002 and 2001 $0.9 million, $1.6 million and $0.2 million was accrued to cover estimated obligations of which $0.8 million is remaining as a liability at August 31, 2003.

     Capital expenditures totaled $11.9 million, $22.7 million and $73.3 million in 2003, 2002 and 2001. Of these capital expenditures, approximately $4.5 million, $18.4 million and $62.2 million, in 2003, 2002 and 2001 were attributable to leasing & services operations. Leasing & services capital expenditures for 2004 are expected to be approximately $30.0 million. Greenbrier regularly sells assets from its lease fleet, some of which may have been purchased within the current year and included in capital expenditures.

     Approximately $7.4 million, $4.3 million, and $11.1 million of capital expenditures for 2003, 2002, and 2001 were attributable to manufacturing operations. Capital expenditures for manufacturing are expected to be approximately $10.0 million in 2004 and will be limited to expenditures necessary to further enhance efficiencies.

     Foreign operations give rise to risks from changes in foreign currency exchange rates. Greenbrier utilizes foreign currency forward exchange contracts with established financial institutions to hedge a portion of that risk. No provision has been made for credit loss due to counterparty non-performance.

     No dividends were paid during the year, consistent with the Company’s policy to manage for cash flow and liquidity during the downturn in the railcar industry. A dividend of $0.06 per share was paid in the first quarter of 2002. Quarterly dividends of $0.09 per share were paid during 2001. Future dividends are dependent upon the market outlook as well as earnings, capital requirements, and financial condition of the Company.

     Certain loan covenants restrict the transfer of funds from subsidiaries to the parent company in the form of cash dividends, loans or advances. The restricted net assets of subsidiaries amounted to $99.7 million as of August 31, 2003. Consolidated retained earnings of $3.5 million at August 31, 2003 were restricted as to the payment of dividends. Management expects existing funds and cash generated from operations, together with borrowings under existing credit facilities and long term financing, to be sufficient to fund dividends, if any, working capital needs, planned capital expenditures, and expected debt repayments for the foreseeable future.

The Greenbrier Companies	2003 Financial Statements

Critical Accounting Policies

     The preparation of financial statements in accordance with generally accepted accounting principles requires judgment on the part of management to arrive at estimates and assumptions on matters that are inherently uncertain. These estimates may affect the amounts of assets, liabilities, revenues, and expenses reported in a given period. Estimates and assumptions are periodically evaluated and may be adjusted in future periods.

     Impairment of long lived assets - When changes in circumstances indicate the carrying amount of long-lived assets, other than goodwill, may not be recoverable, the assets are evaluated for impairment. If the evaluation, which consists of comparing forecast undiscounted future cash flows associated with these assets with the carrying values of the assets, indicates the carrying value will not be recovered from future cash flows, the Company will recognize an impairment loss to reduce the assets to estimated fair market value.

     Income taxes - For financial reporting purposes, the Company estimates income tax expense based on planned tax return filings. The amounts anticipated to be reported in those filings may change between the time the financial statements are prepared and the time the tax returns are filed. Further, because tax filings are subject to review by taxing authorities, there is also the risk that a position taken in preparing a tax return may be challenged by a taxing authority. If the taxing authority is successful in asserting their position, differences in tax expense or between current and deferred tax items may arise in future periods. Such differences would be reflected in the financial statements when management considers them probable of occurring and the amount reasonably estimable. Valuation allowances may also be provided against deferred tax assets if the realization of such assets is not more likely than not. Management’s estimates of the Company’s ability to realize deferred tax assets is based on the information available at the time the financial statements are prepared and may include estimates of future income and other assumptions that are inherently uncertain.

     Maintenance obligations - The Company is responsible for maintenance on a portion of the managed and owned lease fleet whereby the terms of the maintenance obligations are defined in the underlying lease or management agreement. The estimated liability is based on maintenance histories for each type and age of car. The liability is periodically reviewed and updated based on maintenance trends and known future repair or refurbishment requirements.

     Warranty accruals - Warranty accruals are estimated and charged to operations to cover a defined warranty period. The estimated warranty cost is based on historical warranty claims for each particular product type. For new product types without a warranty history, preliminary estimates are based on historical information for similar product types. The warranty accrual is periodically reviewed and updated based on warranty trends.

     Contingent rental assistance - The Company has entered into contingent rental assistance agreements on certain railcars, subject to leases, that have been sold to third parties. These agreements guarantee the purchasers a minimum lease rental, subject to a maximum defined rental assistance amount, over periods that range from three to ten years. A liability is established when management believes that it is probable that a rental shortfall will occur and the amount can be estimated.

     Adjustments to net realizable value - The adjustment of net assets of the European operations to estimated net realizable value is based upon various options that management believes could occur. The nature and type of the transaction that ultimately is negotiated may vary from these options causing the estimate to differ from the amount recorded in the financial statements.

     Revenue recognition – Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determinable and collectibility is reasonably assured.

     Railcars are generally manufactured under firm orders from third parties. Revenue is recognized when railcars are completed, accepted by an unaffiliated customer and contractual contingencies removed. Marine vessels are constructed under contracts, which may be less than a year in duration. Marine revenues are generally recognized on the percentage of completion method during the construction period. Direct finance lease revenue is recognized over the lease term in a manner that produces a constant rate of return on the net investment in the lease. Operating lease revenue is recognized as earned under the lease terms. Certain leases are operated under car hire arrangements

The Greenbrier Companies	2003 Financial Statements

whereby revenue is earned based on utilization, car hire rates and terms specified in the lease agreement. Car hire revenue is reported from a third party source two months in arrears, however, such revenue is accrued in the month earned based on estimates of use from historical activity and is adjusted to actual as reported. Such adjustments have not been material.

Initial Adoption of Accounting Policies

     The Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, as of September 1, 2002. The statement requires discontinuing the amortization of goodwill and other intangible assets with indefinite useful lives. Instead, these assets are to be tested periodically for impairment and written down to their fair market value as necessary. Other than the cessation of amortization of goodwill, which was not significant, the adoption of SFAS No. 142 had no effect on the Company’s results of operations or cash flows for the year ended August 31, 2003.

     The Company adopted SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, as of December 31, 2002. This statement addresses the financial accounting and reporting issues associated with exit and disposal activities and generally requires that costs associated with such exit or disposal activities are recognized as incurred rather than at the date a company commits to an exit or disposal activity. The adoption of SFAS No. 146 had no effect on the Company’s results of operations for the year ended August 31, 2003.

     The Company adopted the disclosure provisions of SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, in 2003. This statement amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation. Finally, this statement amends Accounting Principles Board (APB) Opinion No. 28, Interim Financial Reporting, to require disclosure about those effects in interim financial information.

     The Company adopted Financial Accounting Standards Board (FASB) Interpretation (FIN) 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, in second quarter of 2003. Fin 45 requires expanded disclosures by guarantees. In addition, it requires guarantors to recognize, at the inception of a guarantee, a liability for the fair value of the obligation it has undertaken in issuing the guarantee. The disclosure requirements of FIN 45 were effective as of February 28, 2003, with the recognition and initial measurement provisions applicable for guarantees issued or modified after December 31, 2002. The adoption of FIN 45 did not have a material effect on the Company’s Consolidated Financial Statements for the year ended August 31, 2003.

Prospective Accounting Changes

     In May 2003, the Financial Accounting Standards Board (FASB) issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity and generally requires an entity to classify a financial instrument that falls within this scope as a liability. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective beginning September 1, 2003 for the Company. The Company adopted this standard on September 1, 2003.

     In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities. This interpretation requires consolidation where there is a controlling financial interest in a variable interest entity, previously referred to s a special purpose entity. The implementation of FIN 46 has been delayed and will be effective for the Company during the third quarter of 2004. During the third quarter of 2004, the Company adopted this interpretation.

The Greenbrier Companies	2003 Financial Statements

Item 7a. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Foreign Currency Exchange Risk

     In addition to the United States, Greenbrier has operations in Canada, Mexico, Germany and Poland that conduct business in their local currencies as well as other regional currencies. To mitigate its exposure to transactions denominated in currencies other than the functional currency of each entity, Greenbrier enters into forward exchange contracts to protect its margin on a portion of its forecast foreign currency sales. At August 31, 2003, $101.1 million of forecast sales were hedged by forward exchange contracts. Because of the variety of currencies in which purchases and sales are transacted, it is not possible to predict the impact of a movement in foreign currency exchange rates on future operating results. However, Greenbrier intends to continue to mitigate its exposure to foreign exchange gains or losses.

     In addition to Greenbrier’s exposure to transaction gains or losses, the Company is also exposed to foreign currency exchange risk related to the net asset position of its foreign subsidiaries. At August 31, 2003, the net assets of foreign subsidiaries aggregated $5.1 million. At August 31, 2003, a uniform 10% strengthening of the United States dollar relative to the foreign currencies would result in a decrease in stockholders’ equity of $0.5 million, less than 0.5% of total stockholders’ equity. This calculation assumes that each exchange rate would change in the same direction relative to the United States dollar.

Interest Rate Risk

     At August 31, 2003, Greenbrier’s exposure to interest rate risk is limited since 80% of the Company’s debt has fixed interest rates. The Company actively manages its floating rate debt with interest rate swap agreements, effectively converting $72.1 million of variable rate debt to fixed rate debt at August 31, 2003. As a result, Greenbrier is only exposed to interest rate risk relating to its revolving debt and a small portion of term debt. At August 31, 2003, a uniform 10% increase in interest rates would result in approximately $0.2 million of additional annual interest expense.

The Greenbrier Companies	2003 Financial Statements

Item 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Consolidated Balance Sheets
August 31,

(In thousands, except per share amounts)

	2003	2002
Assets
Cash and cash equivalents	$77,298	$67,596
Restricted cash	5,434	134
Accounts and notes receivable	80,197	54,778
Inventories	105,652	96,173
Investment in direct finance leases	41,821	69,536
Equipment on operating leases	139,341	152,331
Property, plant and equipment	58,385	58,613
Other	30,820	28,285

	$538,948	$527,446

Liabilities and Stockholders’ Equity
Revolving notes	$21,317	$25,820
Accounts payable and accrued liabilities	150,874	116,609
Participation	55,901	60,995
Deferred revenue	39,779	30,962
Deferred income taxes	16,127	13,823
Notes payable	117,989	144,131
Subordinated debt	20,921	27,069
Minority interest	4,898	4,898
Commitments and contingencies (Notes 21 & 22)
Stockholders’ equity:
Preferred stock — $0.001 par value; 25,000 shares authorized; none outstanding	—	—
Common stock — $0.001 par value; 50,000 shares authorized; 14,312 and 14,121 outstanding at August 31, 2003 and 2002	14	14
Additional paid-in capital	51,073	49,276
Retained earnings	68,165	63,848
Accumulated other comprehensive loss	(8,110)	(9,999)

	111,142	103,139

	$538,948	$527,446

The accompanying notes are an integral part of these financial statements.

The Greenbrier Companies	2003 Financial Statements

Consolidated Statements of Operations

Years ended August 31,
(In thousands, except per share amounts)

	2003	2002	2001
Revenue
Manufacturing	$461,882	$295,074	$513,012
Leasing & services	70,443	72,250	80,986

	532,325	367,324	593,998
Cost of revenue
Manufacturing	424,378	278,007	470,376
Leasing & services	43,609	44,694	43,295

	467,987	322,701	513,671
Margin	64,338	44,623	80,327

Other costs
Selling and administrative expense	39,962	39,053	49,547
Interest expense	13,618	18,998	22,257
Special charges	—	33,802	—

	53,580	91,853	71,804
Earnings (loss) before income tax and equity in unconsolidated subsidiaries	10,758	(47,230)	8,523
Income tax benefit (expense)	(4,543)	23,587	(6,806)

Earnings (loss) before equity in unconsolidated subsidiaries	6,215	(23,643)	1,717
Minority interest	—	127	43
Equity in loss of unconsolidated subsidiaries	(1,898)	(2,578)	(641)

Net earnings (loss)	$4,317	$(26,094)	$1,119

Basic earnings (loss) per common share	$0.31	$(1.85)	$0.08

Diluted earnings (loss) per common share	$0.30	$(1.85)	$0.08

Weighted average common shares:
Basic	14,138	14,121	14,151
Diluted	14,325	14,121	14,170

The accompanying notes are an integral part of these financial statements.

The Greenbrier Companies	2003 Financial Statements

Consolidated Statements of Stockholders’ Equity and Comprehensive Income (Loss)
(In thousands, except per share amounts)

					Accumulated
			Additional		Other	Total
	Common Stock		Paid-in	Retained	Comprehensive	Stockholders’
	Shares	Amount	Capital	Earnings	Income (Loss)	Equity
Balance September 1, 2000	14,227	$14	$50,249	$94,756	$(3,404)	$141,615
Net earnings	—	—	—	1,119	—	1,119
Translation adjustment (net of tax effect)	—	—	—	—	(123)	(123)
Cumulative effect of change in accounting principle (net of tax effect)	—	—	—	—	1,077	1,077
Reclassification of derivative financial instruments recognized in net earnings (net of tax effect)	—	—	—	—	(1,434)	(1,434)
Unrealized loss on derivative financial instruments (net of tax effect)	—	—	—	—	(2,100)	(2,100)

Comprehensive loss						(1,461)
Purchase of stock	(106)	—	(959)	—	—	(959)
Cash dividends ($0.36 per share)	—	—	—	(5,086)	—	(5,086)

Balance August 31, 2001	14,121	14	49,290	90,789	(5,984)	134,109
Net loss	—	—	—	(26,094)	—	(26,094)
Translation adjustment (net of tax effect)	—	—	—	—	(808)	(808)
Reclassification of derivative financial instruments recognized in net loss (net of tax effect)	—	—	—	—	(1,850)	(1,850)
Unrealized loss on derivative financial instruments (net of tax effect)	—	—	—	—	(1,357)	(1,357)

Comprehensive loss						(30,109)
Other	—	—	(14)	—	—	(14)
Cash dividends ($0.06 per share)	—	—	—	(847)	—	(847)

Balance August 31, 2002	14,121	14	49,276	63,848	(9,999)	103,139
Net earnings	—	—	—	4,317	—	4,317
Translation adjustment (net of tax effect)	—	—	—	—	(699)	(699)
Reclassification of derivative financial instruments recognized in net earnings (net of tax effect)	—	—	—	—	(2,071)	(2,071)
Unrealized gain on derivative financial instruments (net of tax effect)	—	—	—	—	4,659	4,659

Comprehensive income						6,206
Stock options exercised	191	—	1,797	—	—	1,797

Balance August 31, 2003	14,312	$14	$51,073	$68,165	$(8,110)	$111,142

The accompanying notes are an integral part of these financial statements.

The Greenbrier Companies	2003 Financial Statements

Consolidated Statements of Cash Flows
Years ended August 31,

(In thousands)

	2003	2002	2001
Cash flows from operating activities:
Net earnings (loss)	$4,317	$(26,094)	$1,119
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Deferred income taxes	2,304	(13,097)	1,682
Depreciation and amortization	18,711	23,497	22,396
Gain on sales of equipment	(454)	(910)	(1,390)
Special charges	—	33,802	—
Other	1,830	(2,792)	(1,891)
Decrease (increase) in assets:
Accounts and notes receivable	(25,419)	(4,167)	15,595
Inventories	(12,592)	(3,780)	13,137
Other	1,000	4,210	6,976
Increase (decrease) in liabilities:
Accounts payable and accrued liabilities	34,162	(2,098)	(32,335)
Participation	(5,094)	22	3,763
Deferred revenue	9,574	14,045	12,364

Net cash provided by operating activities	28,339	22,638	41,416

Cash flows from investing activities:
Acquisitions, net of cash acquired	(3,126)	—	(282)
Principal payments received under direct finance leases	14,294	18,828	20,761
Proceeds from sales of equipment	23,954	24,042	47,772
Investment in joint venture	—	—	(4,000)
Decrease (increase) in restricted cash	(5,300)	(40)	(5)
Capital expenditures	(11,895)	(22,659)	(73,336)

Net cash provided by (used in) investing activities	17,927	20,171	(9,090)

Cash flows from financing activities:
Changes in revolving notes	(4,503)	(7,166)	19,967
Proceeds from notes payable	6,348	4,285	50,758
Repayments of notes payable	(34,058)	(38,268)	(32,363)
Repayment of subordinated debt	(6,148)	(10,422)	(257)
Dividends	—	(847)	(5,086)
Exercise of stock options	1,797	—	—
Purchase of common stock	—	—	(959)

Net cash provided by (used in) financing activities	(36,564)	(52,418)	32,060

Increase (decrease) in cash and cash equivalents	9,702	(9,609)	64,386
Cash and cash equivalents
Beginning of period	67,596	77,205	12,819

End of period	$77,298	$67,596	$77,205

Cash paid during the period for:
Interest	$13,789	$18,892	$20,884
Income taxes	$3,723	$919	$7,396

The accompanying notes are an integral part of these financial statements.

The Greenbrier Companies	2003 Financial Statements

Notes to Consolidated Financial Statements

Note 1 — Nature of Operations

     The Greenbrier Companies, Inc. and Subsidiaries (Greenbrier or the Company) currently operates in two primary business segments: manufacturing and leasing & services. The two business segments are operationally integrated. With operations in the United States, Canada, Europe and Mexico, the manufacturing segment produces double-stack intermodal railcars, conventional railcars, marine vessels and forged steel products and performs railcar refurbishment and maintenance activities. The Company also manufactures rail cars through the use of unaffiliated subcontractors. The leasing & services segment owns approximately 12,000 railcars and performs management services for approximately 115,000 railcars for railroads, institutional investors, and other leasing companies.

     In August 2002, the Company’s Board of Directors committed to a plan to recapitalize operations in Europe, which consist of a railcar manufacturing plant in Swidnica, Poland and a railcar sales, design and engineering operation in Siegen, Germany. Accordingly, the Company classified its European operations as discontinued operations in accordance with SFAS No. 144, Accounting for the Disposal of Long-lived Assets.

     Following discussions with various potential investors, the Company signed a letter of intent, in September 2003, with a private equity group to recapitalize the European operations. The letter of intent, which was updated in December 2003, was subject to certain contingencies and final negotiations. During the second quarter of 2004, Greenbrier discontinued discussions with the group as final negotiations proved unsatisfactory. As a result, Greenbrier has retained the European operations and the related financial results have been reclassified from discontinued operations to continuing operations for all periods presented.

Note 2 — Summary of Significant Accounting Policies

     Principles of consolidation — The financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany transactions and balances are eliminated upon consolidation. Investments in and long-term advances to joint ventures in which the Company has a 50% or less ownership interest are accounted for by the equity method and included in other assets.

     Foreign currency translation — Operations outside the United States prepare financial statements in currencies other than the United States dollar. Revenues and expenses are translated at average exchange rates for the year, while assets and liabilities are translated at year-end exchange rates. Translation adjustments are accumulated as a separate component of stockholders’ equity within accumulated other comprehensive income (loss).

     Cash and cash equivalents — Cash is temporarily invested primarily in bankers’ acceptances, United States Treasury bills, commercial paper, and money market funds. All highly-liquid investments with a maturity of three months or less at the date of acquisition are considered cash equivalents.

     Restricted cash — Restricted cash is primarily cash assigned as collateral for European performance guarantees.

     Accounts receivable — Accounts receivable are stated net of allowance for doubtful accounts of $1.3 million and $1.4 million as of August 31, 2003 and 2002.

     Inventories — Inventories are valued at the lower of cost (first-in, first-out) or market. Work-in-process includes material, labor, and overhead. Assets held for sale or refurbishment consist of railcars, carried at cost, that will either be sold or refurbished and placed on lease.

     Equipment on operating leases — Equipment on operating leases is stated at cost. Depreciation to estimated salvage value is provided on the straight-line method over the estimated useful lives of up to twenty-five years.

     Property, plant, and equipment — Property, plant, and equipment is stated at cost. Depreciation is provided on the straight-line method over estimated useful lives of three to twenty years.

     Intangible assets — Loan fees are capitalized and amortized as interest expense over the life of the related borrowings. Acquired designs are generally amortized over twelve years using the straight-line method. Goodwill amortization was discontinued with the implementation of Statement of Financial Accounting Standards (SFAS) No. 142 on September 1, 2002. Goodwill is not significant and is included in other assets. Goodwill is tested for impairment at least annually and more frequently if material changes in events or circumstances arise. Impairment would result in a write down to fair market value as necessary.

     Impairment of long-lived assets — When changes in circumstances indicate the carrying amount of certain long-lived assets may not be recoverable, the assets will be evaluated for impairment. If the forecast undiscounted future cash flows are less than the carrying amount of the assets, an impairment charge to reduce the carrying value of the assets to fair value will be recognized in the current period.

The Greenbrier Companies	2003 Financial Statements

     Maintenance obligations — The Company is responsible for maintenance on a portion of the managed and owned lease fleet whereby the terms of the maintenance obligation are defined in the underlying lease or management agreement. The estimated liability is based on maintenance histories for each type and age of railcar. The liability is periodically reviewed and updated based on maintenance trends and known future repair or refurbishment requirements.

     Warranty accruals – Warranty costs to cover a defined warranty period are estimated and charged to operations. The estimated warranty cost is based on history of warranty claims for each particular product type. For new product types without a warranty history, preliminary estimates are based on historical information for similar product types. The warranty accruals are periodically reviewed and updated based on warranty trends.

     Contingent rental assistance – The Company has entered into contingent rental assistance agreements on certain railcars, subject to leases, that have been sold to third parties. These agreements guarantee the purchasers a minimum lease rental, subject to a maximum defined rental assistance amount, over periods that range from three to ten years. A liability is established when management believes that it is probable that a rental shortfall will occur and the amount can be estimated.

     Income taxes — The liability method is used to account for income taxes. Deferred income taxes are provided for the temporary effects of differences between assets and liabilities recognized for financial statement and income tax reporting purposes. Valuation allowances reduce deferred tax assets to an amount that will more likely than not be realized.

     Minority interest — Minority interest represents unaffiliated investors’ capital investment and interest in the undistributed earnings and losses of certain consolidated subsidiaries.

     Comprehensive income (loss) — Comprehensive income (loss) represents net earnings (loss) and all other changes in net assets from non-owner sources.

     Revenue recognition — Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determinable and collectibility is reasonably assured.

     Railcars are generally manufactured, repaired or refurbished under firm orders from third parties. Revenue is recognized when railcars are completed, accepted by an unaffiliated customer and contractual contingencies removed. Marine vessels are constructed under contracts which may be less than a year in duration and revenues are generally recognized on the percentage of completion method during the construction period. Direct finance lease revenue is recognized over the lease term in a manner that produces a constant rate of return on the net investment in the lease. Operating lease revenue is recognized as earned under the lease terms. Certain leases are operated under car hire arrangements whereby revenue is earned based on utilization, car hire rates and terms specified in the lease agreement. Car hire revenue is reported from a third party source two months in arrears, however, such revenue is accrued in the month earned based on estimates of use from historical activity and is adjusted to actual as reported. Such adjustments have not been material.

     Research and development — Research and development costs are expensed as incurred. Research and development costs incurred for new product development during 2003, 2002 and 2001 were $2.7 million, $3.2 million and $3.4 million.

     Forward exchange contracts — Foreign operations give rise to risks from changes in foreign currency exchange rates. Forward exchange contracts with established financial institutions are utilized to hedge a portion of such risk. Realized and unrealized gains and losses are deferred and recognized in earnings concurrent with the hedged transaction or when the occurrence of the hedged transaction is no longer considered probable. Even though forward exchange contracts are entered into to mitigate the impact of currency fluctuations, certain exposure remains which may affect operating results.

     Interest rate instruments — Interest rate swap agreements are utilized to reduce the impact of changes in interest rates on certain debt. The net cash amounts paid or received under the agreements are accrued and recognized as an adjustment to interest expense.

The Greenbrier Companies	2003 Financial Statements

     Net earnings per share — Basic earnings per common share (EPS) excludes the potential dilution that would occur if additional shares were issued upon exercise of outstanding stock options, while diluted EPS takes this potential dilution into account.

     Stock-based compensation — Compensation expense for stock-based employee compensation continues to be measured using the method prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees.

     Management estimates — The preparation of financial statements in accordance with generally accepted accounting principles requires judgment on the part of management to arrive at estimates and assumptions on matters that are inherently uncertain, including evaluating the remaining life and recoverability of long-lived assets. These estimates may affect the amount of assets, liabilities, revenue and expenses reported in the financial statements and accompanying notes. Estimates and assumptions are periodically evaluated and may be adjusted in future periods. Actual results could differ from these estimates.

     Reclassifications — Certain reclassifications have been made to prior years’ Consolidated Financial Statements to conform with the 2003 presentation.

     Initial Adoption of Accounting Policies – The Company adopted SFAS No. 142, Goodwill and Other Intangible Assets, as of September 1, 2002. The statement requires discontinuing the amortization of goodwill and other intangible assets with indefinite useful lives. Instead, these assets are to be tested periodically for impairment and written down to their estimated market value as necessary. Other than the cessation of amortization of goodwill, which was not significant, the adoption of SFAS No. 142 had no effect on the Company’s Consolidated Financial Statements for the year ended August 31, 2003.

     The Company adopted SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, as of December 31, 2002. This statement addresses the financial accounting and reporting issues associated with exit and disposal activities and generally requires that costs associated with such exit or disposal activities are recognized as incurred rather than at the date a company commits to an exit or disposal activity. The adoption of SFAS No. 146 had no effect on the Company’s Consolidated Financial Statements for the year ended August 31, 2003.

     The Company adopted Financial Accounting Standards Board (FASB) Interpretation (FIN) 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, in the second quarter of 2003. FIN 45 requires expanded disclosures by guarantors in interim and annual financial statements for obligations under certain guarantees. In addition, it requires guarantors to recognize, at the inception of a guarantee, a liability for the fair value of the obligation it has undertaken in issuing the guarantee. The disclosure requirements of FIN 45 were effective as of February 28, 2003, with the recognition and initial measurement provisions applicable for guarantees issued or modified after December 31, 2002. The adoption of FIN 45 did not have a material effect on the Company’s Consolidated Financial Statements for the year ended August 31, 2003.

     The Company adopted the disclosure provisions of SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, in 2003. This statement amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation. Finally, this statement amends APB Opinion No. 28, Interim Financial Reporting, to require disclosure about those effects in interim financial information.

     In accordance with APB Opinion No. 25, Greenbrier does not recognize compensation expense relating to employee stock options because it only grants options with an exercise price equal to the fair value of the stock on the effective date of grant. If the Company had elected to recognize compensation expense using a fair value approach, the pro forma net earnings (loss) and earnings (loss) per share would have been as follows:

The Greenbrier Companies	2003 Financial Statements

(In thousands, except per share amounts)

	2003	2002	2001
Net earnings (loss), as reported	$4,317	$(26,094)	$1,119
Total stock-based employee compensation expense determined under fair value based method for all awards, net of tax(1)	(690)	(610)	(943)

Net earnings (loss), pro forma	$3,627	$(26,704)	$176

Basic earnings (loss) per share
As reported	$0.31	$(1.85)	$0.08

Pro forma	$0.26	$(1.89)	$0.01

Diluted earnings (loss) per share
As reported	$0.30	$(1.85)	$0.08

Pro forma	$0.25	$(1.89)	$0.01

(1)	Compensation expense was determined based on the Black-Scholes option-pricing model which was developed to estimate value of independently traded options. Greenbrier’s options are not independently traded.

     The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for the grants in 2003, 2002 and 2001.

	2003	2002	2001
Weighted average fair value of options granted	$1.97	$2.75	$2.96
Volatility	31.68%	32.32%	33.32%
Risk-free rate of return	3.69%	4.39%	4.96%
Dividend yield	None	None	$2.93
Number of years to exercise options	8	5	8

     Prospective Accounting Changes – In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity and generally requires an entity to classify a financial instrument that falls within this scope as a liability. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective beginning September 1, 2003 for the Company. Effective September 1, 2003, the Company adopted this statement.

     In January 2003, the FASB issued Interpretation (FIN) 46, Consolidation of Variable Interest Entities. This interpretation requires consolidation where there is a controlling financial interest in a variable interest entity, previously referred to as a special purpose entity. The implementation of FIN 46 has been delayed and will be effective for the Company during the third quarter of 2004. During the third quarter of 2004, the Company adopted this interpretation.

Note 3— Special Charges

     In February 2002, the Company implemented a restructuring plan to consolidate facilities, decrease operating expenses, and reduce the scale of its European operations. The plan resulted in terminations of approximately 600 employees in both European and North American manufacturing facilities. The $4.2 million of pre-tax costs associated with this restructuring are included in special charges on the Consolidated Statement of Operations and includes $3.3 million for employee termination costs, $0.6 million for facilities reductions and $0.3 million of legal and professional fees.

The Greenbrier Companies	2003 Financial Statements

     During the year ended August 2002, continuing losses in Europe caused the Company to reassess the recoverability of its investment in European assets, in accordance with its policy on impairment of long-lived assets. Based on this analysis, it was determined that the carrying amount of certain assets exceeded their estimated market value which resulted in a $29.6 million impairment write-down of European assets.

Note 4 — Inventories

(In thousands)

	2003	2002
Manufacturing supplies and raw materials	$20,656	$25,360
Work-in-process	46,390	25,845
Railcars delivered with contractual contingencies	32,747	—
Railcars held for sale or refurbishment	5,859	44,968

	$105,652	$96,173

Note 5— Investment in Direct Finance Leases

(In thousands)

	2003	2002
Future minimum receipts on lease contracts	$33,042	$64,121
Maintenance, insurance, and taxes	(8,706)	(15,665)

Net minimum lease receipts	24,336	48,456
Estimated residual values	24,243	35,936
Unearned finance charges	(6,758)	(14,856)

	$41,821	$69,536

Future minimum receipts on the direct finance lease contracts are as follows:

(In thousands)

Year ending August 31,
2004	$18,090
2005	10,480
2006	3,697
2007	679
2008	87
Thereafter	9

$33,042

The Greenbrier Companies	2003 Financial Statements

Note 6 — Equipment on Operating Leases

     Equipment on operating leases is reported net of accumulated depreciation of $69.5 million and $62.3 million as of August 31, 2003 and 2002.

     In addition, certain railcar equipment is leased-in by the Company (see Note 21) and subleased to customers under non-cancelable operating leases. Aggregate minimum future amounts receivable under all non-cancelable operating leases and subleases are as follows:

(In thousands)

Year ending August 31,
2004	$10,822
2005	8,653
2006	6,542
2007	3,324
2008	2,056
Thereafter	15,374

$46,771

     Certain equipment is also operated under daily, monthly or car hire arrangements. Associated revenues amounted to $26.9 million, $23.1 million and $23.5 million for the years ended August 31, 2003, 2002 and 2001.

Note 7 — Property, Plant and Equipment

(In thousands)

	2003	2002
Land and improvements	$9,432	$9,358
Machinery and equipment	80,366	75,794
Buildings and improvements	40,267	36,814
Other	9,621	4,737

	139,686	126,703
Accumulated depreciation	(81,301)	(68,090)

	$58,385	$58,613

Note 8 – Investment in Unconsolidated Subsidiaries

     On September 1, 1998, Greenbrier entered into a joint venture agreement with Bombardier Transportation (Bombardier) to build railroad freight cars at Bombardier’s existing manufacturing facility in Sahagun, Mexico. Each party holds a 50% non-controlling interest in the joint venture, and therefore Greenbrier’s investment is being accounted for using the equity method and is included in other assets on the Consolidated Balance Sheet. Greenbrier’s share of the operating results is included as equity in loss of unconsolidated subsidiaries in the Consolidated Statements of Operations.

The Greenbrier Companies	2003 Financial Statements

     Summarized financial data for the joint venture for the years ended August 31, 2003 and 2002 is as follows:

(In thousands)

	2003	2002
Current assets	$26,157	$8,545
Total assets	$41,546	$26,566
Current liabilities	$20,828	$1,120
Equity	$20,718	$25,446
Revenues	$25,550	$15,592
Net loss	$(4,728)	$(5,806)

     Greenbrier may purchase railcars from the joint venture for subsequent sale or for its lease fleet for which the Company#s portion of margin is eliminated upon consolidation. In addition, the joint venture pays a management fee to each owner, of which 50% of the fee earned by Greenbrier is eliminated upon consolidation.

     During 2003, the Company acquired a minority ownership interest in a joint venture which leases and operates a foundry to in Cicero, Illinois to produce castings for freight cars. This joint venture is accounted for under the equity method. The investment in and operating results of the joint venture were not significant in 2003. Subsequent to year end, the joint venture acquired a second foundry in Alliance, Ohio anticipated to produce castings for freight cars beginning in January 2004. The investment in the newly acquired foundry is not significant.

Note 9 — Revolving Notes

     All amounts originating in foreign currency have been translated at the August 31, 2003 exchange rate for the following discussion. Credit facilities aggregated $130.0 million as of August 31, 2003. Available borrowings under the credit facilities are principally based upon defined levels of receivables, inventory and leased equipment, which at August 31, 2003 levels would provide for maximum borrowing of $92.4 million of which $21.4 million is outstanding. A $60.0 million revolving line of credit is available through January 2006 to provide working capital and interim financing of equipment for the leasing & services operations. A $35.0 million line of credit to be used for working capital is available through March 2006 for United States manufacturing operations. An $18.0 million line of credit is available through February 2004 for working capital for Canadian manufacturing operations. Lines of credit totaling $17.0 million are available for working capital for European manufacturing operations. Approximately 60% of the European revolving credit facilities mature in June 2004 with the remainder maturing in December 2003. Advances under the lines of credit bear interest at rates that vary depending on the type of borrowing and certain defined ratios. At August 31, 2003, there were no borrowings outstanding under the United States manufacturing and leasing & services lines. The Canadian and European manufacturing lines had $5.3 million and $16.1 million outstanding. See note 24 for update of subsequent events.

     The Company has guaranteed certain obligations relating to European operations including $17.0 million in revolving credit facilities, of which $16.1 million was outstanding at August 31, 2003.

Note 10 — Accounts Payable and Accrued Liabilities

(In thousands)

	2003	2002
Trade payables and accrued liabilities	$101,830	$77,571
Accrued maintenance	18,155	12,508
Accrued warranty	9,511	9,325
Accrued payroll and related liabilities	8,334	7,763
Other	13,044	9,442

	$150,874	$116,609

The Greenbrier Companies	2003 Financial Statements

Maintenance and warranty accrual activity for the years ended August 31, 2003, 2002 and 2001:

(In thousands)

	Balance	Charged
	At Beginning	To Cost of		Balance of
	Of Year	Revenue	Payments	End of Year
Year ended August 31, 2003
Accrued maintenance	$12,508	$20,941	$(15,294)	$18,155
Accrued warranty	9,556	2,584	(2,602)	9,538

Total	$22,064	$23,525	$(17,896)	$27,693

Year ended August 31, 2002
Accrued maintenance	$9,931	$20,527	$(17,950)	$12,508
Accrued warranty	12,100	5,629	(8,173)	9,556

Total	$22,031	$26,156	$(26,123)	$22,064

Year ended August 31, 2001
Accrued maintenance	$10,338	$16,010	$(16,417)	$9,931
Accrued warranty	9,504	5,904	(3,308)	12,100

Total	$19,842	$21,914	$(19,725)	$22,031

Note 11— Notes Payable

(In thousands)

	2003	2002
Equipment notes payable	$67,353	$89,189
Term loans	50,056	54,265
Other	580	677

	$117,989	$144,131

     Equipment notes payable pertain to the lease fleet, bear interest at fixed rates of 6.5% to 7.8% and are due in varying installments through March 2013. The weighted average remaining contractual life and weighted average interest rate of the notes as of August 31, 2003 and 2002 were approximately 60 and 59 months and 6.6% and 6.7%. The notes are collateralized by certain lease fleet railcars and underlying leases.

     Term loans pertain to manufacturing operations, are due in varying installments through March 2011 and are collateralized by certain property, plant and equipment. As of August 31, 2003, the effective interest rates ranged from 4.8% to 8.5%.

     Interest rate swap agreements are utilized to reduce the impact of changes in interest rates on certain notes payable. At August 31, 2003, such agreements had a notional amount of $87.1 million and mature between August 2006 and March 2013. A $15 million interest rate swap agreement was entered into subsequent to year end, to change a portion of the Company’s debt that was effectively carrying a fixed interest rate to a variable interest rate.

Principal payments on the notes payable are as follows:

(In thousands)

Year ending August 31,
2004	$21,467
2005	14,790
2006	22,086
2007	8,136
2008	15,681
Thereafter	35,829

$117,989

The Greenbrier Companies	2003 Financial Statements

     The revolving and operating lines of credit, along with certain notes payable, contain covenants with respect to the Company and various subsidiaries, the most restrictive of which limit the payment of dividends or advances by subsidiaries and require certain minimum levels of tangible net worth, maximum ratios of debt to equity and minimum levels of debt service coverage.

Note 12 — Subordinated Debt

     Subordinated notes, amounting to $20.9 million and $27.1 million at August 31, 2003 and 2002, were issued to the seller of railcars purchased from 1990 to 1997 as part of an agreement described in Note 22. The notes bear interest at 11.0% and 9.0%, with the principal due ten years from the date of issuance of the notes, and are subordinated to all other liabilities of a subsidiary. The agreement includes an option that, under certain conditions, provides for the seller to repurchase the railcars for the original acquisition cost to the Company at the date the underlying subordinated notes are due. The Company has received notice from the seller that the purchase options will be exercised, and amounts due under the subordinated notes will be retired from the repurchase proceeds.

Note 13 – Derivative Instruments

     Foreign operations give rise to market risks from changes in foreign currency exchange rates. Foreign currency forward exchange contracts with established financial institutions are utilized to hedge a portion of that risk. Interest rate swap agreements are utilized to reduce the impact of changes in interest rates on certain debt. The Company’s foreign currency forward exchange contracts and interest rate swap agreements are designated as cash flow hedges, and therefore the unrealized gains and losses are recorded in other comprehensive income (loss).

     At August 31, 2003 exchange rates, forward exchange contracts for the sale of United States dollars aggregated $86.0 million, Pound Sterling aggregated $4.6 million and Euro aggregated $10.5 million. Adjusting these contracts to the fair value of these cash flow hedges at August 31, 2003 resulted in an unrealized pre-tax gain of $2.9 million that was recorded in accumulative other comprehensive income. As these contracts mature at various dates through August 2004, any such gain remaining will be recognized in manufacturing revenue along with the related transactions. In the unlikely event that the underlying sales transaction does not occur, the amount classified in accumulated other comprehensive income (loss) would be reclassified to the current year’s results of operations.

     At August 31, 2003 exchange rates, interest rate swap agreements had a notional amount of $87.1 million and mature between August 2006 and March 2013. The adjustment to fair value of these cash flow hedges at August 31, 2004 resulted in an unrealized pre-tax loss of $7.8 million. The loss is included in accumulated other comprehensive income (loss) and the fair value of the contracts is included in accounts payable and accrued liabilities on the Consolidated Balance Sheet. As interest expense on the underlying debt is recognized, amounts corresponding to the interest rate swaps are reclassified from accumulated other comprehensive income and charged or credited to interest expense. At August 31, 2003 interest rates, approximately $3.0 million would be reclassified to interest expense in the next 12 months.

Note 14— Stockholders’ Equity

     The Chairman and the Chief Executive Officer, who are the founding and majority stockholders, have entered into an agreement, which expires in July 2004, whereby they have agreed to vote their shares together to elect each other as directors of the Company and with respect to all other matters put to a vote of the stockholders.

     Certain loan covenants restrict the transfer of funds from the subsidiaries to the parent company in the form of cash dividends, loans, or advances. Restricted net assets of subsidiaries amounted to $99.7 million as of August 31, 2003. Consolidated retained earnings of $3.5 million at August 31, 2003 were restricted as to the payment of dividends.

     A stock incentive plan was adopted July 1, 1994 (the 1994 Plan) that provides for granting compensatory and non-compensatory options to employees and others. Outstanding options generally vest at 50% two years from grant with the balance five years from grant. No further grants will be awarded under this plan.

The Greenbrier Companies	2003 Financial Statements

     On April 6, 1999, the Company adopted the Stock Incentive Plan — 2000 (the 2000 Plan), under which 1,000,000 shares of common stock are available for issuance with respect to options granted to employees, non-employee directors and consultants of the Company. The 2000 Plan authorizes the grant of incentive stock options, non-statutory stock options, and restricted stock awards, or any combination of the foregoing. Under the 2000 Plan, the exercise price for incentive stock options may not be less than the market value of the Company’s common stock at the time the option is granted. Options are exercisable not less than six months or more than 10 years after the date the option is granted. General awards under the 2000 Plan vest at 50.0% two years from the grant date, with the balance vesting five years from the grant date.

     The following table summarizes stock option transactions for shares under option and the related weighted average option price:

		Weighted
		Average
		Option
	Shares	Price
Balance at September 1, 2000	1,502,974	$11.75
Granted	283,000	9.19
Expired	(2,000)	11.75
Canceled	(46,874)	12.88

Balance at August 31, 2001	1,737,100	11.30
Granted	25,000	7.58
Expired	(438,260)	13.99
Canceled	(50,340)	12.65

Balance at August 31, 2002	1,273,500	10.26
Granted	429,500	4.45
Exercised	(190,800)	9.42
Expired	(3,000)	17.34
Canceled	(28,750)	10.44

Balance at August 31, 2003	1,480,450	$8.66

     Options outstanding at August 31, 2003 have exercise prices ranging from $4.36 to $13.66 per share and have a remaining average contractual life of 4.66 years. As of August 31, 2003, options to purchase 523,200 shares were exercisable and no more shares were available for grant. Options to purchase 429,500 and 454,500 shares were available for grant at August 31, 2002 and 2001.

Note 15 — Earnings Per Share

     The shares used in the computation of the Company’s basic and diluted earnings (loss) per common share are reconciled as follows:

(In thousands)

	2003	2002	2001
Weighted average basic common shares outstanding	14,138	14,121	14,151
Dilutive effect of employee stock options	187	—	19

Weighted average diluted common shares outstanding	14,325	14,121	14,170

     Weighted average diluted common shares outstanding includes the incremental shares that would be issued upon the assumed exercise of stock options. Stock options for 0.5 million shares, 0.6 million shares and 0.9 million shares were excluded from the calculation of diluted earnings per share for the years ended August 31, 2003, 2002 and 2001 as these options were anti-dilutive; however, they may become dilutive in the future.

The Greenbrier Companies	2003 Financial Statements

Note 16 — Related Party Transactions

     Mr. James, Chairman of the Board of Directors, and Mr. Furman, President and Chief Executive Officer of the Company, are partners in a general partnership, James-Furman & Company (the Partnership), that, among other things, engages in the ownership, leasing and marketing of railcars and programs for refurbishing and marketing of used railcars. In 1989, the Partnership and the Company entered into presently existing agreements pursuant to which the Company manages and maintains railcars owned by the Partnership in exchange for a fixed monthly fee that is no less favorable to the Company than the fee the Company could obtain for similar services rendered to unrelated parties. The maintenance and management fees paid to the Company under such agreements for the years ended August 31, 2003, 2002 and 2001 aggregated $0.1 million per year. In addition, the Partnership paid the Company fees of $0.1 million in each of the years ended August 31, 2003, 2002 and 2001 for administrative and other services. The management and maintenance agreements presently in effect between the Company and the Partnership provide that in remarketing railcars owned by the Partnership and the Company, as well as by unaffiliated lessors, the Company will, subject to the business requirements of prospective lessees and railroad regulatory requirements, grant priority to that equipment which has been off-lease and available for the longest period of time. Such agreements also provide that the Partnership will grant to the Company a right of first refusal with respect to any opportunity originated by the Partnership in which the Company may be interested involving the manufacture, purchase, sale, lease, management, refurbishing or repair of railcars. The right of first refusal provides that prior to undertaking any such transaction the Partnership must offer the opportunity to the Company and must provide the disinterested, independent members of the Board of Directors a period of not less than 30 days in which to determine whether the Company desires to pursue the opportunity. The right of first refusal in favor of the Company continues for a period of 12 months after the date that both of Messrs. James and Furman cease to be officers or directors of the Company. The Partnership has advised the Company that it does not currently expect to pursue acquisitions of additional railcars.

     Since the beginning of the Company’s last fiscal year, no director or executive officer of the Company has been indebted to the Company or its subsidiaries for an amount in excess of $60 thousand except that the President of the Company’s manufacturing operations is indebted to Greenbrier Leasing Corporation in the amount of $0.3 million under the terms of a promissory note payable upon demand and secured by a mortgage. The note does not bear interest and has not been amended since issuance of the note.

     The Company purchased railcars totaling $15.4 million and $45.7 million for the years ended August 31, 2002 and 2001 from a 50%-owned joint venture for subsequent sale or for its own lease fleet. No cars were purchased from the joint venture for the year ended August 31, 2003.

Note 17— Employee Benefit Plans

     Defined contribution plans are available to substantially all United States employees. Contributions are based on a percentage of employee contributions and amounted to $1.0 million, $0.9 million and $1.2 million for the years ended August 31, 2003, 2002 and 2001.

     Defined benefit pension plans are provided for Canadian employees covered by collective bargaining agreements. The plans provide pension benefits based on years of credited service. Contributions to the plan are actuarially determined and are intended to fund the net periodic pension cost. Expenses resulting from contributions to the plans were $1.3 million, $0.9 million and $0.9 million for the years ended August 31, 2003, 2002 and 2001.

     Nonqualified deferred benefit plans exist for certain employees. Expenses resulting from contributions to the plans were $1.3 million, $1.7 million and $1.5 million for the years ended August 31, 2003, 2002 and 2001.

The Greenbrier Companies	2003 Financial Statements

Note 18 — Income Taxes

     Components of income tax expense (benefit) are as follows:

(In thousands)

		2003	2002	2001
Current:	Federal	$2,810	$(7,195)	$5,443
	State	167	(3,922)	1,823
	Foreign	(738)	627	(1,781)

		2,239	(10,490)	5,485
Deferred:	Federal	1,453	(10,485)	1,538
	State	1,103	(80)	(44)
	Foreign	(252)	(2,532)	188

		2,304	(13,097)	1,682

		$4,543	$(23,587)	$7,167

     Income tax expense (benefit) is computed at rates different than statutory rates. The reconciliation between effective and statutory tax rates on continuing operations is as follows:

	2003	2002	2001
Federal Statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	5.0	5.0	5.0
Impact of foreign losses	.6	9.3	36.0
Other	1.6	.6	3.9

	42.2%	49.9%	79.9%

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:

(In thousands)

	2003	2002
Deferred tax assets:
Deferred participation	$(14,203)	$(21,205)
Maintenance and warranty accruals	(7,180)	(5,600)
Accrued payroll and related liabilities	(2,898)	(3,376)
Deferred revenue	(4,306)	(2,714)
Inventories and other	(5,984)	(7,560)
Investment tax credit	(2,866)	(1,870)
AMT credit carryover	—	(1,432)
SFAS 133 and translation adjustment	(1,531)	(3,718)

	(38,968)	(47,475)
Deferred tax liabilities:
Accelerated depreciation	54,825	61,036
Other	2,419	2,419

Net deferred tax liability attributable to continuing operations	18,276	15,980
Net deferred tax liability attributable to discontinued operations	(2,149)	(2,157)

Net deferred tax liability	$16,127	$13,823

The Greenbrier Companies	2003 Financial Statements

     United States income taxes have not been provided for approximately $4.5 million of cumulative undistributed earnings of several non-United States subsidiaries as Greenbrier plans to reinvest these earnings indefinitely in operations outside the United States.

Note 19– Segment Information

     Greenbrier has two reportable segments: manufacturing and leasing & services. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Performance is evaluated based on margin, which is presented in the Consolidated Statements of Operations. Intersegment sales and transfers are accounted for as if the sales or transfers were to third parties.

     The information in the following tables is derived directly from the segments’ internal financial reports used for corporate management purposes. Unallocated assets primarily consist of cash and short-term investments.

     Unallocated assets primarily consist of cash and short-term investments

(In thousands)

	2003	2002	2001
Revenue:
Manufacturing	$491,106	$318,335	$529,201
Leasing & services	79,608	76,462	93,438
Intersegment eliminations	(38,389)	(27,473)	(28,641)

	$532,325	$367,324	$593,998

Assets:
Manufacturing	$195,341	$179,492	$226,211
Leasing & services	260,875	280,224	302,764
Unallocated	82,732	67,730	77,205

	$538,948	$527,446	$606,180

Depreciation and amortization:
Manufacturing	$9,081	$13,903	$12,631
Leasing & services	9,630	9,594	9,765

	$18,711	$23,497	$22,396

Capital expenditures:
Manufacturing	$7,390	$4,294	$10,761
Leasing & services	4,505	18,365	62,575

	$11,895	$22,659	$73,336

The Greenbrier Companies	2003 Financial Statements

The following table summarizes selected geographic information. Eliminations are sales between geographic areas.

(In thousands)

	2003	2002	2001
Revenue:
United States	$348,401	$260,499	$381,389
Canada	117,492	59,430	139,416
Europe	96,004	61,695	97,759
Eliminations	(29,572)	(14,300)	(24,566)

	$532,325	$367,324	$593,998

Earnings (loss):(1)
United States	$11,553	$(2,526)	$18,264
Canada	(3,836)	(3,443)	(4,727)
Europe	4,053	(46,645)	(8,126)
Eliminations	(1,012)	5,384	3,112

	$10,758	$(47,230)	$8,523

Identifiable assets:
United States	$447,476	$423,618	$470,070
Canada	43,190	38,263	40,163
Europe	48,282	65,564	95,947

	$538,948	$527,445	$606,180

(1)	Before income tax, minority interest and equity in loss of unconsolidated subsidiaries

Note 20 — Customer Concentration

     In 2003, revenue from the two largest customers was 28% and 8% of total revenue. Revenue from the two largest customers was 27% and 5% of total revenues for the year ended August 31, 2002 and 23% and 19% of total revenue for the year ended August 31, 2001. No other customers accounted for more than 10% of total revenues in 2003, 2002 or 2001. One customer had a balance that individually exceeded 10% of accounts receivable and in total represented 21% of the consolidated balance at August 31, 2003. Two customers had balances that individually exceeded 10% of accounts receivable and in total represented 30% of the consolidated balance at August 31, 2002.

The Greenbrier Companies	2003 Financial Statements

Note 21	— Lease Commitments

     Lease expense for railcar equipment leased-in under non-cancelable leases was $7.9 million, $8.3 million and $9.7 million, for the years ended August 31, 2003, 2002 and 2001. Aggregate minimum future amounts payable under these non-cancelable railcar equipment leases are as follows:

(In thousands)

Year ending August 31,
2004	$4,219
2005	1,542
2006	717
2007	538
Thereafter	—

$7,016

     Operating leases for domestic railcar repair facilities, office space and certain manufacturing and office equipment expire at various dates through April 2015. Rental expense for facilities, office space and equipment was $3.3 million, $3.0 million and $3.4 million for the years ended August 31, 2003, 2002 and 2001. Aggregate minimum future amounts payable under these non-cancelable operating leases are as follows:

(In thousands)

Year ending August 31,
2004	$3,056
2005	2,713
2006	2,320
2007	1,854
2008	1,493
Thereafter	2,795

$14,231

Note 22 — Commitments and Contingencies

     In 1990, an agreement was entered into for the purchase and refurbishment of over 10,000 used railcars between 1990 and 1997. The agreement provides that, under certain conditions, the seller will receive a percentage of defined earnings of a subsidiary, and further defines the period when such payments are to be made. Such amounts, referred to as participation, are accrued when earned and charged to leasing & services cost of revenue. Unpaid amounts are included in participation in the Consolidated Balance Sheets. Participation expense was $2.7 million, $4.8 million and $6.8 million in 2003, 2002 and 2001. Payment of participation was $7.8 million in 2003 and is estimated to be $20.3 million in 2004, $15.9 million in 2005, $11.3 million in 2006, $8.7 million in 2007 and $3.8 million in 2008.

     Environmental studies have been conducted of owned and leased properties that indicate additional investigation and some remediation may be necessary. The Portland, Oregon manufacturing facility is located on the Willamette River. The United States Environmental Protection Agency (the EPA) has classified portions of the river bed, including the portion fronting the facility, as a federal “national priority list” or “superfund” site due to sediment contamination. The Company and more than 60 other parties have received a “General Notice” of potential liability from the EPA. There is no indication that the Company has contributed to contamination of the Willamette River bed. Nevertheless, this classification of the Willamette River may have an impact on the value of the Company’s investment in the property and has resulted in the Company initially bearing a portion of the cost of an EPA

The Greenbrier Companies	2003 Financial Statements

mandated remedial investigation and incurring costs mandated by the state of Oregon to control groundwater discharges to the Willamette River. Neither the cost of the investigation nor the groundwater control effort is currently determinable. However, a portion of this outlay related to the State of Oregon mandated costs, has been reimbursed by an unaffiliated party and further outlays may also be recoverable. The Company may be required to perform periodic maintenance dredging in order to continue to launch vessels from its launch ways on the river, and classification as a superfund site could result in some limitations on future dredging and launch activity. The outcome of such actions cannot be estimated. Management believes that the Company’s operations adhere to sound environmental practices, applicable laws and regulations.

     From time to time, Greenbrier is involved as a defendant in litigation in the ordinary course of business, the outcome of which cannot be predicted with certainty. The most significant litigation is as follows:

     Litigation was initiated in 1998 in the Ontario Court of Justice in Toronto, Ontario by former shareholders of Interamerican Logistics, Inc. (Interamerican), which was acquired in the fall of 1996. The plaintiffs allege that Greenbrier violated the agreements pursuant to which it acquired ownership of Interamerican and seek damages aggregating $4.5 million Canadian ($3.2 million U.S.). A trial is set for October 25, 2004.

     Litigation was initiated in November 2001 in the Superior Court of British Columbia in Vancouver, British Columbia by a customer, BC Rail Partnership, alleging breach of contract and negligent manufacture and design of railcars which were involved in a derailment. Greenbrier objected to the jurisdiction of the British Columbia Supreme Court and its motion to that effect was heard on October 24, 2002. The motion was dismissed on January 28, 2003 and Greenbrier appealed. The Court of Appeal rendered its opinion on November 7, 2003. The appeal by Greenbrier was granted and the court dismissed the proceedings. It is not known whether BC Rail will re-institute the proceedings in the proper jurisdiction, Nova Scotia, Canada. See note 24 for subsequent events associated with this litigation.

     Litigation was initiated in August 2002 in the United States District Court for the District of Delaware by National Steel Car, Ltd. (NSC) a competitor, alleging that a drop-deck center partition railcar being marketed and sold by Greenbrier violated a NSC patent. Trial is currently scheduled for September of 2004. Related litigation was also brought at the same time in the United States District Court for the Eastern District of Pennsylvania against a Greenbrier customer, Canadian Pacific Railway (CPR). Greenbrier has assumed the defense on that action. NSC obtained a preliminary injunction against CPR on January 6, 2003 which, pending final hearing and determination of the case, enjoins the Canadian Pacific Railway from making, using, offering to sell or importing into the United States the subject cars. Canadian Pacific Railway filed a Notice of Appeal from the decision of the District Court to the United States Court of Appeals for the Federal Circuit on February 5, 2003. Trial in the case is set for March 2004. Production and delivery of 800 drop-deck center partition railcars, included in backlog, has been delayed and production of other cars at the Company’s Canadian facility is being accelerated pending resolution. See note 24 for subsequent events associated with this litigation.

     Management contends all the above claims are without merit and intends to vigorously defend its position. Accordingly, management believes that any ultimate liability resulting from the above litigation will not materially affect the financial position, results of operations or cash flows of the Company.

     Greenbrier’s European subsidiary, Greenbrier Germany GmbH invoked the arbitration provisions of the purchase agreement by which the Freight Wagon Division of Daimler Chrysler Rail Systems Gmbh (Adtranz) was acquired. Arbitration was sought by Greenbrier to resolve various claims arising out of the Adtranz purchase agreement and actions of Adtranz personnel. On October 24, 2003, Greenbrier submitted its formal claim before the International Court of Arbitration of the International Chamber of Commerce. See note 24 for subsequent events.

     Employment agreements, which expire August 31, 2004, with the Chairman and the Chief Executive Officer, provide each with a minimum annual salary and a bonus calculated based on operating results, as defined. The minimum annual aggregate defined payment under the agreements is $0.7 million and the maximum is $2.1 million.

     The Company has entered into contingent rental assistance agreements aggregating $18.2 million on certain railcars subject to leases, that have been sold to third parties. These agreements guarantee the purchasers a minimum lease rental, subject to a maximum defined rental assistance amount, over periods that range from three to ten years. A liability is established and revenue is reduced in the period during which a determination can be made that it is probable that a rental shortfall will occur and the amount can be estimated. For the years ended August 31,

The Greenbrier Companies	2003 Financial Statements

2003, 2002 and 2001 $0.9 million, $1.6 million and $0.2 million was accrued as expense to cover estimated obligations of which $0.8 million is remaining as a liability at August 31, 2003.

     A portion of leasing & services revenue is derived from “car hire” which is a fee that a railroad pays for the use of railcars owned by other railroads or third parties. Car hire earned by a railcar is usually made up of hourly and mileage components. Until 1992, the Interstate Commerce Commission directly regulated car hire rates by prescribing a formula for calculating these rates. Government regulation of car hire rates continues but the system of prescribed rates has been superseded by a system known as deprescription. A ten-year period used to phase in this new system ended on January 1, 2003. Deprescription is a system whereby railcar owners and users have the right to negotiate car hire rates. If the railcar owner and railcar user cannot come to an agreement on a car hire rate then either party has the right to call for arbitration. In arbitration either the owner’s or user’s rate is selected and that rate becomes effective for a one-year period. There is some risk that car hire rates could be negotiated or arbitrated to lower levels in the future. This could reduce future car hire revenue for Greenbrier. Greenbrier earned car hire revenue of $24.3 million, $19.8 million and $19.6 million in 2003, 2002 and 2001.

     The Company has guaranteed certain obligations relating to European operations $27.5 million in bank and third party performance and warranty guarantee facilities, of which $26.0 million has been utilized at year end. To date, no amounts have been drawn under these guarantees.

Note 23 – Fair Value of Financial Instruments

     The estimated fair values of financial instruments and the methods and assumptions used to estimate such fair values are as follows:

(In thousands)

	2003
	Carrying	Estimated
	Amount	Fair Value
Notes payable and subordinated debt	$138,910	$142,459
Deferred participation	$35,456	$30,695

	2002
	Carrying	Estimated
	Amount	Fair Value
Notes payable and subordinated debt	$171,200	$180,742
Deferred participation	$52,937	$44,803

     The carrying amount of cash and cash equivalents, accounts and notes receivable, revolving notes, accounts payable and accrued liabilities, foreign currency forward contracts, and interest rate swaps is a reasonable estimate of fair value of these financial instruments. Estimated rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value of notes payable and subordinated debt. The fair value of deferred participation is estimated by discounting the estimated future cash payments using the Company’s estimated incremental borrowing rate.

The Greenbrier Companies	2003 Financial Statements

Note 24- Subsequent Events

     Litigation that was initiated in November 2001 in the Superior Court of British Columbia in Vancouver, British Columbia by a customer, BC Rail Partnership, alleging breach of contract and negligent manufacture and design of railcars which were involved in a derailment. Upon motion of Greenbrier, and after appropriate appeals, the British Columbia Court of Appeals dismissed the proceedings on November 7, 2003. On April 30, 2004, the litigation was reinitiated in the Supreme Court of Nova Scotia. No trial date has been set.

     Litigation that was initiated in August 2002 in the United States District Court for the District of Delaware by National Steel Car, Ltd. (NSC), a competitor, alleging that a drop-deck center partition railcar being marketed and sold by Greenbrier violated a NSC patent. Related litigation was also brought at the same time in the United States District Court for the Eastern District of Pennsylvania against a Greenbrier customer, Canadian Pacific Railway (CPR). Greenbrier assumed the defense on that action. In April 2004, the parties entered into a settlement agreement under which NSC dropped both the Delaware and Pennsylvania actions and Greenbrier retained the right to build drop-deck center partition railcars. This allowed the recognition of revenue in third quarter fiscal year 2004 on 600 units, delivered to a customer during 2003 for which revenue recognition had been deferred pending removal of contractual contingencies.

     Greenbrier’s European subsidiary, Greenbrier Germany GmbH had invoked the arbitration provisions of the purchase agreement by which the Freight Wagon Division of Daimler Chrysler Rail Systems Gmbh (Adtranz) was acquired. Arbitration was sought by Greenbrier to resolve various claims arising out of the Adtranz purchase agreement and actions of Adtranz personnel. On October 24, 2003, Greenbrier submitted its formal claim before the International Court of Arbitration of the International Chamber of Commerce. A settlement was agreed upon during the second quarter of 2004, under which Greenbrier released its arbitration claims in return for a reduction of $6.3 million in its purchase price liability associated with the acquisition of European designs and patents.

     The Board of Directors adopted a Stockholder Rights Plan on July 13, 2004 and declared a dividend of one preferred stock purchase right per share of common stock. The rights will trade with the underlying Greenbrier common stock and no separate preferred stock purchase rights certificates will be distributed. The rights will become exercisable only if a person or group acquires or commences a tender offer for 12% or more of Greenbrier common stock.

     On July 26, 2004, Alan James, Chairman of the Board of Directors filed an action in the Court of Chancery of the State of Delaware against the Company and all of its directors other than Mr. James. The action seeks rescission of the Stockholder Rights Agreement adopted July 13, 2004, alleging, among other things, that directors breached their fiduciary duties in adopting the agreement and, in doing so, breached the right of first refusal provisions of the stockholders agreement among Mr. James, William A. Furman and the Company. The lawsuit does not seek monetary damages. The Company believes the lawsuit is without merit and intends to vigorously defend its position.

     Canadian lines of credit that matured in February 2004 were extended through July 2004. Substantially all of the European lines of credit that matured in June 2004 were renewed through June 2005. See note 9 for further detail.

The Greenbrier Companies	2003 Financial Statements

Quarterly Results of Operations

     Unaudited operating results by quarter for 2003 and 2002 are as follows:

(In thousands, except per share amounts)

	First	Second	Third	Fourth	Total
2003
Revenue
Manufacturing	$121,111	$100,390	$121,259	$119,122	$461,882
Leasing & services	17,679	18,190	16,853	17,721	70,443

	138,790	118,580	138,112	136,843	532,325
Cost of revenue
Manufacturing	113,833	95,438	109,247	105,860	424,378
Leasing & services	11,566	10,961	10,265	10,817	43,609

	125,399	106,399	119,512	116,677	467,987
Margin	13,391	12,181	18,600	20,166	64,338

Other costs
Selling and administrative expense	9,455	9,553	10,102	10,852	39,962
Interest expense	3,934	3,758	2,707	3,219	13,618

Earnings (Loss) before income tax, minority interest, and equity in unconsolidated subsidiaries	2	(1,130)	5,791	6,095	10,758
Income tax (expense) benefit	(210)	312	(2,324)	(2,321)	(4,543)
Minority interest	(18)	18	—	—	—
Equity in loss of unconsolidated subsidiaries	(517)	(437)	(461)	(483)	(1,898)

Net earnings (loss)	$(743)	$(1,237)	$3,006	$3,291	$4,317

Basic earnings (loss) per common share	$(.05)	$(.09)	$.21	$.26	$.31
Diluted earnings (loss) per common share	$(.05)	$(.09)	$.21	$.25	$.30

The Greenbrier Companies	2003 Financial Statements

Quarterly Results of Operations (continued)

(In thousands, except per share amounts)

	First	Second	Third	Fourth	Total
2002
Revenue
Manufacturing	$61,643	$80,799	$72,600	$80,032	$295,074
Leasing & services	18,239	18,270	18,048	17,693	72,250

	79,882	99,069	90,648	97,725	367,324
Cost of revenue
Manufacturing	58,284	79,880	69,191	70,652	278,007
Leasing & services	10,231	10,631	12,142	11,690	44,694

	68,515	90,511	81,333	82,342	322,701
Margin	11,367	8,558	9,315	15,383	44,623

Other costs
Selling and administrative expense	10,372	9,320	8,857	10,504	39,053
Interest expense	5,487	4,683	4,421	4,407	18,998
Special charges	—	19,212	—	14,590	33,802

Loss before income tax, minority interest, and equity in unconsolidated subsidiaries	(4,492)	(24,657)	(3,963)	(14,118)	(47,230)
Income tax benefit	85	8,022	2,284	13,196	23,587
Minority interest	(128)	225	35	(5)	127
Equity in loss of unconsolidated subsidiaries	(508)	(416)	(327)	(1,327)	(2,578)

Net loss	$(5,043)	$(16,826)	$(1,971)	$(2,254)	$(26,094)

Basic loss per common share	$(.36)	$(1.19)	$(.14)	$(.16)	$(1.85)
Diluted loss per common share	$(.36)	$(1.19)	$(.14)	$(.16)	$(1.85)

Certain reclasses have been made to conform to the 2003 presentation.

The Greenbrier Companies	2003 Financial Statements

SCHEDULE I

THE GREENBRIER COMPANIES, INC.
CONDENSED FINANCIAL INFORMATION
OF REGISTRANT
(In thousands)

Balance Sheets

	August 31,
	2003	2002
ASSETS
Accounts receivable	$199	$15,548
Due from affiliates	8,580	5,944
Investment in subsidiaries	185,884	172,140
Deferred income taxes	—	675
Prepaid expenses and other	966	1,109

	$195,629	$195,416

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$1,313	$5,915
Due to affiliates	70,504	75,378
Deferred income taxes	2,577	—
Notes payable	10,093	10,984
Stockholders’ equity	111,142	103,139

	$195,629	$195,416

THE GREENBRIER COMPANIES, INC.
CONDENSED FINANCIAL INFORMATION OF REGISTRANT
(In thousands)

Statements of Operations

	Years ended August 31,
	2003	2002	2001
Interest and other income	$982	$208	$562
Other costs
Selling and administrative	9,786	6,810	8,231
Interest	2,319	2,883	4,062
Special charges	—	2,471	—

	12,105	12,164	12,293

Loss before income tax benefit and equity in earnings of subsidiaries	(11,123)	(11,956)	(11,731)
Income tax benefit	4,666	25,702	4,897

Earnings (loss) before equity in earnings of subsidiaries	(6,457)	13,746	(6,834)
Equity in earnings (loss) of subsidiaries	10,774	(39,840)	7,953

Net earnings (loss)	$4,317	$(26,094)	$1,119

SCHEDULE I (continued)

THE GREENBRIER COMPANIES, INC.
CONDENSED FINANCIAL INFORMATION
OF REGISTRANT
(In thousands)

Statements of Cash Flows

	Years ended August 31,
	2003	2002	2001
Cash flows from operating activities:
Net earnings (loss)	$4,317	$(26,094)	$1,119
Adjustments to reconcile net earnings to net cash provided by operating activities:
Deferred income taxes	3,251	(4,378)	2,575
Equity in earnings of subsidiaries	(10,774)	39,840	(7,953)
Other	717	(285)	(2,580)
Decrease (increase) in assets:
Accounts and notes receivable	15,349	(15,396)	—
Due from affiliates	(2,636)	388	4,492
Prepaid expenses and other	143	1,246	47
Increase (decrease) in liabilities:
Accounts payable and accrued liabilities	(4,602)	5,202	(2,799)
Due to affiliates	(4,874)	17,962	17,052

Net cash provided by operating activities	891	18,485	11,953
Cash flows from investing activities:
Investment in subsidiary	—	(16,843)	(5,718)

Net cash used in investing activities	—	(16,843)	(5,718)
Cash flows for financing activities:
Repayments of borrowings	(891)	(821)	(195)
Purchase of treasury stock	—	—	(959)
Dividends	—	(847)	(5,086)

Net cash used in financing activities	(891)	(1,668)	(6,240)
Decrease in cash	—	(26)	(5)
Cash and cash equivalents:
Beginning of year	—	26	31

End of year	$—	$—	$26

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$995	$1,117	$1,257

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
The Greenbrier Companies, Inc.

We have audited the accompanying consolidated balance sheets of The Greenbrier Companies, Inc. and Subsidiaries (the “Company”) as of August 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the three years in the period ended August 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Greenbrier Companies, Inc. and Subsidiaries as of August 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended August 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Portland, Oregon
November 14, 2003
(July 27, 2004 as to the effects of discontinued operations
subsequently retained as described in Note 1 and subsequent
events as described in Note 24)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
The Greenbrier Companies, Inc.

We have audited the consolidated financial statements of The Greenbrier Companies, Inc. and Subsidiaries (the “Company”) as of August 31, 2003 and 2002, and for each of the three years in the period ended August 31, 2003, and have issued our report thereon dated November 14, 2003 (July 27, 2004 as to the effects of discontinued operations subsequently retained as described in Note 1 and subsequent events as described in Note 24); such consolidated financial statements and report are included herein. Our audits also included in the financial statement schedule of The Greenbrier Companies, Inc. and Subsidiaries included in Item 8. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

Portland, Oregon
November 14, 2003
(July 27, 2004 as to the effects of discontinued operations
subsequently retained as described in Note 1 and subsequent
events as described in Note 24)